Exhibit 10.1
SALE AND PURCHASE AGREEMENT
BETWEEN
TRITON WEST LLC

AND

SHELL PIPELINE COMPANY LP
April 28, 2021

i

ii

SALE AND PURCHASE AGREEMENT
This Sale and Purchase Agreement (this “Agreement”) is made as of April 28, 2021 by and between Triton West LLC, a Delaware limited liability company (“Triton”), and SHELL PIPELINE COMPANY lp, a Delaware limited partnership (“SPLC”). SPLC and Triton may be referred to individually as “Party” or collectively as the “Parties” herein.
RECITALS:
WHEREAS, Triton is the owner of (a) a clean products truck rack terminal and facility located at 11673 March’s Point Road, Anacortes, WA 98221 and other related assets as more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Physical Assets”), which such Physical Assets are adjacent to the Puget Sound Refinery that is owned and operated by Equilon Enterprises LLC, a Delaware limited liability company d/b/a Shell Oil Products US (“SOPUS”) and (b) the real property on which such Physical Assets are located, as more particularly described on Exhibit A to the Deed attached hereto and made a part hereof (the “Real Property”, and together with the Physical Assets, the “Assets”);
WHEREAS, Zydeco Pipeline Company LLC (“Zydeco”) is a Delaware limited liability company in which SPLC owns a seven and one-half percent (7.5%) interest (the “Zydeco Subject Interests”), and Shell Midstream Operating LLC, a Delaware limited liability company and the sole member of Triton, owns the remaining 92.5% interest;
WHEREAS, Triton and SPLC desire to enter into a transaction pursuant to which (i) Triton conveys to SPLC or its designee all of Triton’s right, title and interest in and to the Assets, and (ii) SPLC conveys to Triton or its designee all of SPLC’s right, title and interest in and to the Zydeco Subject Interests, in each case on the terms and conditions provided in this Agreement and the Transaction Documents; and
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions    . The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“2017 Contribution” means the contribution of the Assets, among other assets, by SOPUS to Triton pursuant to a Purchase and Sale Agreement, dated as of November 22, 2017.
“Affiliate” means (a) with respect to Triton, only (i) the General Partner; (ii) Shell Midstream Partners LP Holdco LLC; (iii) SHLX; and (iv) any Person Controlled by Shell Midstream Partners, L.P., and (b) with respect to SPLC, any Person that directly or indirectly, through one or more intermediaries or otherwise, Controls, is Controlled by, or is under common Control with SPLC, in all cases excluding the Persons set forth in clause (a) of this definition.
“Agreement” has the meaning ascribed to such term in the preamble.
“Applicable Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SPLC or Triton.
“Assets” has the meaning ascribed to such term in the first recital to this Agreement.

“Assignment Agreement” means the Assignment Agreement between SPLC and Triton (or its designee), dated as of the date hereof, to be effective as of the Effective Time, relating to the Zydeco Subject Interests.
“Bill of Sale” means a Bill of Sale between Triton and SPLC substantially in the form attached as Exhibit “C”.
“Business Day” means any day except a Saturday, a Sunday and any day in which in Houston, Texas, United States shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
“Ceiling Amount” has the meaning ascribed to such term in Section 6.6(a).
“Closing” has the meaning ascribed to such term in Section 2.3(a).
“Closing Date” means the date on which the Closing occurs.
“Conflicts Committee” means the conflicts committee of the board of directors of the General Partner.
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Deductible Amount” has the meaning ascribed to such term in Section 6.6(a).
“Deed” means the deed to be executed by Triton in favor of SPLC or its designee in substantially the form attached hereto as Exhibit “B”.
“Direct Claim” has the meaning ascribed to such term in Section 6.5.
“Dispute” has the meaning ascribed to such term in Section 7.5(a).
“Effective Time” means 12:01 a.m., Central Standard Time, on May 1, 2021.
“General Partner” means Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of SHLX.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“Notice” has the meaning ascribed to such term in Section 7.4.
“Operating Agreement Amendment” means the First Amendment to Operating and Administrative Management Agreement dated as of December 1, 2017, dated as of the date hereof, to be effective as of the Effective Time.
“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by

Applicable Law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or Triton’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; and (f) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.
“Physical Assets” has the meaning ascribed to such term in the recitals to this Agreement.
“Real Property” has the meaning ascribed to such term in the preamble.
“Rules” has the meaning ascribed to such term in Section 7.5(a).
“SHLX” means Shell Midstream Partners, L.P., a Delaware limited partnership.
“SOPUS” has the meaning ascribed to such term in the recitals to this Agreement.
“SPLC” has the meaning ascribed to such term in the preamble.
“SPLC Indemnified Parties” has the meaning ascribed to such term in Section 6.1.
“SPLC Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of SPLC to perform its obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
“Tax Allocation” has the meaning ascribed to such term in Section 2.5.
“Tax Return” means any Tax return, statement, form and report (including any election, declaration, disclosure, schedule, estimate, amended and informational tax return and supporting information) filed or required to be filed with any Taxing Authority in connection with any Tax.
“Taxing Authority” means any Governmental Authority having or exercising jurisdiction with respect to any Tax.
“Termination Agreement” means that certain Termination Agreement between Triton and SOPUS, dated as of the date hereof, to be effective as of the Effective Time, terminating (a) the schedule relating to the Assets, which schedule is attached to that certain Terminalling Services Agreement dated December 1, 2017 between Triton and SOPUS and (b) any other related agreements, in substantially the form attached hereto as Exhibit “F”.
“Termination of Voting Agreement” means that certain Termination of Voting Agreement between SHLX and SPLC, dated as of the date hereof, to be effective as of the Effective Time, terminating that certain Voting Agreement dated as of November 3, 2014, relating to certain governance matters for Zydeco.
“TPH” means Tudor Pickering Holt & Co Advisors LP.
“Transaction Documents” means this Agreement, the Assignment Agreement, the Deed, the Bill of Sale, the Termination Agreement, the Operating Agreement Amendment, the Termination of Voting Agreement and any other documents of conveyance or other related documents contemplated to be entered into in connection with this Agreement and the transactions contemplated hereby with respect to which Triton and SPLC are parties.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transfer Tax” has the meaning ascribed to such term in Section 5.3.
“Tribunal” has the meaning ascribed to such term in Section 7.5(b).
“Triton” has the meaning ascribed to such term in the preamble.
“Triton Indemnified Parties” has the meaning ascribed to such term in Section 6.2.
“Triton Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of Triton to perform its obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
“Zydeco” has the meaning ascribed to such term in the recitals to this Agreement.
“Zydeco Subject Interests” has the meaning ascribed to such term in the recitals to this Agreement.
Section 1.2 Construction. In construing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE II
SALE AND PURCHASE, CONSIDERATION AND CLOSING
Section 2.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Documents, at the Closing, (i) Triton shall sell, transfer, assign, convey and deliver to SPLC or its designee all of its right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens; and (ii) SPLC shall sell, transfer, assign convey and deliver to Triton or its designee all the Zydeco Subject Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities laws).
Section 2.2 Consideration. In consideration of the transactions contemplated by this Agreement (a) SPLC will deliver to Triton or its designee (i) Ten Million United States Dollars ($10,000,000) and (ii)

the Zydeco Subject Interests; and (b) Triton will deliver to SPLC or its designee the Assets, in each case on the terms set forth herein. Unless otherwise agreed by the Parties, all payments under this Agreement will be made by bank wire transfer to the bank account designated in writing by the receiving party, in immediately available funds, without setoff, withholding or any deduction of any kind, including for any banking, transfer or other costs.
Section 2.3 Closing.
(a) The closing of the Transaction (the “Closing”) shall take place as provided in this Section 2.3 and will be held at the offices of Triton at 150 N. Dairy Ashford Road, Houston, Texas 77079 on April 30, 2021, commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon by the Parties hereto. Upon Closing, the Transaction shall be effective as of the Effective Time.
(b) At the Closing, SPLC or its designee shall deliver, or cause to be delivered, to Triton, the following:
(i)Ten Million United States Dollars ($10,000,000) and the Zydeco Subject Interests;
(ii)a duly executed counterpart of the Bill of Sale;
(iii)a duly executed counterpart of the Deed;
(iv)a signed Affidavit of Non-Foreign Status of Entity duly executed by SOPUS and substantially in the form set forth on Exhibit “E”;
(v)a counterpart of the Termination Agreement, duly executed by SOPUS;
(vi)a duly executed counterpart of the Assignment Agreement;
(vii)a duly executed counterpart of the Operating Agreement Amendment;
(viii)a duly executed counterpart of the Termination of Voting Agreement; and
(ix)such other certificates, instruments of conveyance and documents as may be reasonably requested by Triton at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c) At the Closing, Triton shall deliver, or cause to be delivered, to SPLC, the following:
(i)a duly executed counterpart of the Bill of Sale;
(ii)a duly executed counterpart of the Deed;
(iii)a signed Affidavit of Non-Foreign Status of Entity duly executed by Triton and substantially in the form set forth on Exhibit “D”;
(iv)a duly executed counterpart of the Termination Agreement;
(v)a duly executed counterpart of the Assignment Agreement;
(vi)a counterpart of the Operating Agreement Amendment, duly executed by Triton and the General Partner;
(vii) counterpart of the Termination of Voting Agreement, duly executed by SHLX; and

(viii)such other certificates, instruments of conveyance and documents as may be reasonably requested by SPLC at least two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 2.4 Withholding Rights. The cash consideration from SPLC to Triton shall be delivered free and clear of, and without deduction or withholding for, any Taxes unless such deduction or withholding is required under Applicable Law or administrative practice. If SPLC determines that any amount of the cash consideration paid to Triton is subject to deduction or withholding for Taxes, then SPLC shall promptly notify Triton in writing of such determination. The Parties agree to cooperate and use commercially reasonable efforts to eliminate or reduce any such Tax. If any amounts are withheld pursuant to this Section 2.4 and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid or distributed to such Person that was entitled to such amount with respect to which such Taxes were withheld.
Section 2.5 Tax Allocation. Triton and SPLC shall negotiate in good faith to agree upon an allocation of the consideration (the “Tax Allocation”). The Parties shall attempt to finalize the Tax Allocation within sixty (60) days after the Effective Time, provided, however, the Parties shall not be obligated to reach agreement. If agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase contemplated in this Agreement for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation. Each Party recognizes that the Tax Allocation does not include the other Party’s acquisition expenses and that each Party will allocate such expenses appropriately.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRITON
Triton hereby represents and warrants to SPLC that:
Section 3.1 Organization. Triton is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Triton is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Triton Material Adverse Effect.
Section 3.2 Authority and Approval.
(a)Triton has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Triton is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by Triton of this Agreement and the other Transaction Documents to which Triton is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by Triton have been duly authorized and approved by all requisite limited liability company action on the part of Triton.
(b)This Agreement has been duly executed and delivered by Triton and constitutes the valid and legally binding obligation of Triton, enforceable against it in accordance with its terms, and, upon the execution of the other Transaction Documents to which Triton is or will be a party, such other Transaction Documents will be duly executed and delivered by Triton and constitute or will constitute the valid and legally binding obligations of Triton, enforceable against Triton in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3 No Conflict; Consents.
(a)The execution, delivery and performance of this Agreement and the other Transaction Documents to which Triton is or will be a party by Triton does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement or other organizational documents of Triton; (ii) conflict with or violate any Applicable Law; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument by which Triton or any of the Assets are bound, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a Triton Material Adverse Effect or result in any material liability or obligation of SPLC (other than any liability or obligation hereunder).
(b)No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Triton with respect to the Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Triton is or will be a party or the consummation of the transactions contemplated hereby or thereby except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Triton Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 3.4 Title to Physical Assets.
(a) To the extent that the Physical Assets were conveyed to Triton beneficially and of record pursuant to the 2017 Contribution, Triton owns, beneficially and of record, the Physical Assets.
(b)To the extent that the Physical Assets were conveyed to Triton with good and defensible title and free and clear of Liens pursuant to the 2017 Contribution, Triton will convey good and defensible title, free and clear of all Liens (other than Permitted Liens), to the Physical Assets to SPLC at Closing.
(c)Neither Triton nor the Physical Assets are subject to any agreements or understandings, including but not limited to rights of first refusal, rights of first offer, preemptive rights or other purchase rights with respect to the transfer of the Physical Assets, which would (if unwaived) prevent Closing and which have not been waived or will have not been waived prior to Closing.

Section 3.5 Litigation; Laws and Regulations.
.

(a)There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to Triton’s knowledge, threatened against Triton relating to the ownership or operation of the Assets, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Triton relating to the ownership or operation of the Assets or (iii) pending or, to Triton’s knowledge, threatened investigations by any Governmental Authority against Triton relating to the ownership or operation of the Assets, except in each case for those items which, individually or in the aggregate, would not reasonably be expected to have a Triton Material Adverse Effect.
(b)Triton is not in violation of or in default under any Applicable Law except as would not, individually or in the aggregate, reasonably be expected to have a Triton Material Adverse Effect.
Section 3.6 Taxes.
(a)Triton or its Affiliates has timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed by Triton or its Affiliates with respect to the Assets. All such Tax Returns are true, correct and complete in all material respects. All material Taxes due by Triton or its Affiliates with respect to the Assets have been timely paid.
(b)There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Assets other than Permitted Liens.
(c)No Tax assessment, deficiency or adjustment has been asserted or proposed in writing, in any case with respect to the Assets or the operations of Triton with respect to the Assets.
(d)No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) has been executed or filed with any Taxing Authority with respect to the Assets.
(e)No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement is currently in effect with respect to the Assets.
Section 3.7 Brokerage Arrangements. Triton has not entered (directly or indirectly) into any agreement with any Person that would obligate Triton or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, other than the engagement letter between TPH and the Conflicts Committee, dated as of December 17, 2020.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPLC

SPLC represents and warrants to Triton as follows:
Section 4.1 Organization and Existence. SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a SPLC Material Adverse Effect.
Section 4.2 Authority and Approval.
.

(a)SPLC has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which SPLC is or will be a party, to consummate the transactions contemplated hereby and thereby, to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which SPLC is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC has been duly authorized and approved by all requisite limited partnership action of SPLC.
(b)This Agreement has been duly executed and delivered by or on behalf of SPLC, and constitutes the valid and legally binding obligation of SPLC, enforceable against SPLC in accordance with its terms and, upon the execution of the other Transaction Documents to which SPLC is or will be a party, such other Transaction Documents will be duly executed and delivered by or on behalf of SPLC and constitutes or will constitute the valid and legally binding obligation of SPLC, enforceable against SPLC in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.3 No Conflict; Consents.
(a)The execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is or will be a party by SPLC does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership, certificate of limited liability company, partnership agreement or limited liability company agreement, as applicable, of SPLC or Zydeco; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SPLC or Zydeco or any property or asset of SPLC or Zydeco; or (iii) conflict with, result in a breach of, or constitute a default under (whether with notice or the lapse of time or both) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, right of way, lease, joint venture or other instrument to which SPLC or Zydeco is a party or by which it is bound or to which any of its property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of either SPLC to perform its obligations under this Agreement and the other Transaction Documents to which SPLC is or will be a party or to consummate the transactions contemplated hereby or thereby.
(b)No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SPLC or Zydeco in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which SPLC is or will be a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to affect the ability of SPLC to perform its obligations under this Agreement and the other Transaction Documents to which SPLC is or will be a party or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 4.4 Brokerage Arrangements, SPLC has not entered (directly or indirectly) into any agreement with any Person that would obligate SPLC or any of its Affiliates to pay any commission,

brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.
Section 4.5 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to SPLC’s knowledge, threatened that (a) question or involve the validity or enforceability of any of SPLC’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by SPLC of the transactions contemplated by this Agreement, or (ii) damages in connection with any such consummation.
Section 4.6 Title to Zydeco Subject Interests. SPLC owns, beneficially and of record, the Zydeco Subject Interests and has good and valid title to all of the Zydeco Subject Interests and, upon delivery by SPLC of the Zydeco Subject Interests at Closing, will convey to Triton good title to the Zydeco Subject Interests, free and clear of all Liens. Except for (i) the conveyance of the Zydeco Subject Interests contemplated by this Agreement and (ii) restrictions under applicable federal and state securities laws, the Zydeco Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Zydeco Subject Interests, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements. The Zydeco Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable. The Zydeco Subject Interests are not directly or indirectly subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law or any organizational documents of Zydeco.
Section 4.7 Management Projections and Budgets. The projections and budgets regarding each of Triton (with respect to the Assets) and Zydeco that were provided to Triton and its Affiliates (including those provided to TPH as financial advisor to the Conflicts Committee) by SPLC and its Affiliates as part of Triton’s review in connection with this Agreement, were prepared based upon assumptions that the SPLC’s management believe to be reasonable as of the date thereof and hereof and were consistent with SPLC’s management’s reasonable expectations as of the time they were prepared and as of the date hereof.
ARTICLE V
TAX MATTERS
Section 5.1 Liability for Taxes
(a)Except for any Transfer Taxes for which SPLC and Triton are jointly responsible pursuant to Section 5.3, Triton shall be liable for, and shall indemnify, defend and hold harmless SPLC from any unpaid Taxes imposed on or incurred by or with respect to the Assets, attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.
(b)SPLC shall be liable for and shall indemnify, defend and hold harmless the Triton Indemnified Parties from any Taxes imposed on or incurred by or with respect to the Assets attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.
(c)For purposes of this Article V, the amount of any Taxes imposed on or incurred by or with respect to the Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, except to the extent the allocation is otherwise prescribed by Applicable Law or agreement in effect as of the date hereof, shall be as follows: (i) for any ad valorem, property or other Taxes imposed on a periodic basis, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) for any Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than any Taxes described in clause (i) above), such amount shall be deemed to be the amount of such Tax arising from any transactions occurring on or prior to the Closing Date. For purposes of clause (i) of the immediately preceding sentence, the period for any such Tax shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Tax and shall end on the day before the next such date. The amount of any Taxes imposed on or incurred by or with respect to the Assets for a taxable period beginning before and ending after the Closing Date which is not allocable to the period ending on or prior to the Closing Date pursuant to this Section 5.1(c) shall be allocable to the period beginning after the Closing Date.
(d)If SPLC receives a refund of any Taxes that Triton is responsible for hereunder, or if Triton receives a refund of any Taxes that SPLC is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.
(e)For federal income tax purposes, the Parties agree to report any payments with respect to Section 5.1, Section 6.1 and Section 6.2 as an adjustment to the consideration from SPLC to Triton.

Section 5.2 Cooperation. The Parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.
Section 5.3 Transfer Tax. Triton and SPLC shall bear joint and equal responsibility for any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (“Transfer Tax”). Triton and SPLC shall jointly cause any Transfer Taxes to be timely remitted to the appropriate Taxing Authority as prescribed by applicable Law. The Parties agree to take reasonable efforts to cooperate with each other in a timely manner to minimize any applicable Transfer Taxes and with respect to preparing and making all filings, returns and reports as may be required to comply with applicable Law in connection with the payment of Transfer Taxes. Any Tax Returns required to be filed with respect to any Transfer Taxes shall be prepared and filed by the Party obligated to file such Tax Returns under applicable Law.
Section 5.4 Conflict. In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.
ARTICLE VI
INDEMNIFICATION
Section 6.1 Indemnification of SPLC. Subject to the limitations set forth in this Agreement, Triton shall indemnify, defend and hold SPLC, its Affiliates, and its and their security holders, owners, directors, officers, shareholders, and employees (the “SPLC Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SPLC Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of Triton in this Agreement and (b) any breach of any agreement or covenant on the part of Triton made under this Agreement or in connection with the transactions contemplated hereby or in the Transaction Documents to which Triton is a party.
Section 6.2 Indemnification of Triton. Subject to the limitations set forth in this Agreement, SPLC shall indemnify, defend and hold Triton, its Affiliates, and its and their security holders, owners, directors, officers, shareholders and employees (the “Triton Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Triton Indemnified Parties as a result of or arising directly or indirectly out of (a) any breach or inaccuracy of a representation or warranty of SPLC in this Agreement, or (b) any breach of any agreement or covenant on the part of SPLC made under this Agreement or in connection with the transactions contemplated hereby or in the Transaction Documents to which SPLC is a party.
Section 6.3 Survival. All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of Triton set forth in Section 3.6 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Triton set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval) and Section 3.7 (Brokerage Arrangements) shall survive until the expiration of the applicable statute of limitations, and (d) the representations and warranties of SPLC set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall survive until the expiration of the applicable statute of limitations. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.3, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
Section 6.4 Indemnification Procedures.
(a)The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VI, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.
(b)The indemnifying party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VI, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld.

(c)The indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VI, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party pursuant to this Section 6.4. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VI, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.
(d)In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.
Section 6.5 Direct Claim. Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.
Section 6.6 Limitations on Indemnification.
(a)To the extent that SPLC Indemnified Parties or Triton Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1 or Section 6.2, Triton or SPLC, as applicable, shall be liable only if the Damages for any claim that exceeds Four Hundred Thousand United States Dollars ($400,000) (the “Deductible Amount”), and then Triton or SPLC, as applicable, shall be liable only for the Damages, if any, to the extent of the excess over the Deductible Amount. In no event shall either Party’s aggregate liability under Section 6.1 or Section 6.2 exceed Four Million United States Dollars ($4,000,000) (the “Ceiling Amount”). Notwithstanding the foregoing, (i) SPLC’s aggregate liability to Triton Indemnified Parties under Section 6.2 for breaches or inaccuracies of representations and warranties contained in Section 4.7 (Management Projections and Budgets) shall not be subject to the Ceiling Amount but shall not exceed Twenty Million United States Dollars ($20,000,000) and (ii) the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Title to Physical Assets), Section 3.6 (Taxes), and Section 3.7 (Brokerage Arrangements), Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval), Section 4.4 (Brokerage Arrangements) and Section 4.6 (Title to Zydeco Subject Interests), provided, that neither Party’s aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections and for breaches of covenants, shall exceed Forty Million United States Dollars ($40,000,000).
(b)For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SPLC Indemnified Party or Triton Indemnified Party, as applicable, such determination shall be made without regard to any qualifier as to “material,” “materiality,” Triton Material Adverse Effect expressly contained in Article III or SPLC Material Adverse Effected expressly contained in Article IV, as applicable; provided that this Section 6.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.
(c)Additionally, neither Triton, on the one hand, nor SPLC, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims.
Section 6.7 Sole Remedy. No Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article V or this Article VI (other than claims or causes of action arising from intentional fraud or willful misconduct).
ARTICLE VII
MISCELLANEOUS
Section 7.1 Acknowledgements. Each Party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement. Such representations and warranties constitute the sole and exclusive representations and warranties of the Parties hereto in connection with the transactions contemplated hereby, and the Parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.
Section 7.2 Cooperation; Further Assurances. Each Party shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the Transactions. Each Party acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the Transactions; provided, however, that nothing in this Agreement will require any Party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.
Section 7.3 Expenses. Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 7.4 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another Party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person, by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail as follows:
If to Triton, addressed to:
Triton West LLC
150 N. Dairy Ashford Road
Houston, Texas 77079
Attn:
Email:
With a copy to:
Triton West LLC
150 N. Dairy Ashford Road
Houston, Texas 77079
Attn: General Counsel, Shell Midstream Partners
Email: lmmuratta@shell.com
If to SPLC, addressed to:
Shell Pipeline Company LP
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attn:
Email:
With a copy to:
Shell Pipeline Company LP
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attention: Associate General Counsel Downstream Portfolio & PCRO
Email: shawn.carolan@shell.com

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 7.5 Arbitration.
(a)Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.
(b)The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

(c)The seat of the arbitration shall be Houston, Texas.
(d)The language of the arbitration shall be English.
(e)Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the Parties. The Parties undertake to carry out the award without delay.
(f)All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either Party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other Party.
(g)Nothing in this Section 7.5 shall be construed as preventing any Party from seeking conservatory or similar interim relief from any court with competent jurisdiction.
(h)In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other Party, and the Tribunal is not empowered to award, any punitive, exemplary, moral, multiple or similar non-compensatory damages.
(i)Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.
(j)Each Party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 7.5(g), and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.
(k)Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.
Section 7.6 Governing Law.
(a)This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.
(b)Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding between the Parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
(c)Each Party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other Party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VI).
Section 7.7 Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
Section 7.8 Entire Agreement; Amendments and Waivers.
(a)This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party to this Agreement agrees that no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.
(b)No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby; provided, however, that any material amendment, supplement, modification or waiver to this Agreement shall require the approval of the Conflicts Committee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 7.9 Conflicting Provisions. This Agreement and the other Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.
Section 7.10 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party hereto without the prior written consent of each other Party; provided that SPLC may assign its right to receive the Assets hereunder to an Affiliate of SPLC without the written consent of Triton provided that SPLC shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SPLC Indemnified Parties and the Triton Indemnified Parties contained in the indemnification provisions of Article VI.
Section 7.11 Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Triton and SPLC shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 7.12 Interpretation. It is expressly agreed by the Parties that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each Party hereto agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 7.13 Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such Exhibits are incorporated in the definition of “Agreement.”
Section 7.14 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in the event that any signature is delivered by electronic or facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic or facsimile signature page were an original thereof.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
Triton West LLC

By: /s/ Sean Guillory
Name: Sean Guillory
Title: President

Shell Pipeline Company LP
By: Shell Pipeline GP LLC, its general partner

By: /s/ Shawn J. Carsten
Name: Shawn J. Carsten
Title: Vice President - Finance